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                                                                   Exhibit 10.29



July 20, 2004


Mr. Paul Sagan
[address]

         Re: Employment Agreement


Dear Paul:

     This letter will set forth the terms of your full-time employment as President of Akamai Technologies, Inc. (the "Company") effective July 1, 2004.

1.   Title and Duties.

     During your employment, you shall serve as President of the Company and shall have all powers and duties consistent with this position, reporting to and subject to the direction and control of the Company's Chief Executive Officer ("CEO") and Board of Directors (the "Board"). You shall perform such other duties and responsibilities on behalf of the Company as may reasonably be assigned from time to time by the CEO and/or Board consistent with the position of President. In no way limiting the foregoing, your duties and responsibilities hereunder shall include responsibility for the efficiency of the Company's management process, the effectiveness of the Company's business planning and, with the CEO, operating results. You will monitor continuous improvement in the Platform and oversee the strengthening of our internal controls over financial reporting and disclosure controls and procedures; enhancement of the quality of Akamai's strategic planning and business processes, including the connection between Product Management and Sales; and implementation of personnel leadership development and other Human Resources initiatives.

2.   Base Salary.

     Your base salary shall be at the annualized rate of $300,000 per year ($25,000 per month). Your salary shall be subject to review as determined from time to time by the CEO and the Compensation Committee of the Board of Directors of the Company.

3.   Employee Benefits.

     You shall be entitled to health insurance, vacation, and other employee benefits provided to senior executives of the Company, so long as and to the extent any such benefit is provided by the Company and provided you meet any eligibility requirements to participate. The Company may alter, modify, add to or delete any employee benefits maintained for its employees generally at any time, as it, in its sole judgment, determines to be appropriate.


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4.   Invention And Non-Disclosure Agreement And Non-Competition and
     Non-Solicitation Agreement.

     The Invention and Non-Disclosure Agreement dated March 28, 1998 between you and the Company and the Non-Competition and Non-Solicitation Agreement dated October 28, 1998 by and between you and the Company shall remain in full force and effect.

5.   Annual Bonus.

     No change to annual bonus at this time. Annual bonus target is set at $20,000 (pursuant to the 2004 EVP bonus plan).

6.   Stock.

     No change to equity position at this time.

7.   No Term.

     This letter is not to be construed as an agreement expressed or implied to employ you for any stated term. Either you or the Company may terminate the employment relationship at any time for any reason.

     Please sign below to indicate your acceptance of the terms of this Employment Agreement.


                                                Very truly yours,

                                                AKAMAI TECHNOLOGIES, INC.



                                                By: /s/ George Conrades
                                                    ----------------------------
                                                    Name: George Conrades
                                                    Title: CEO


     I accept the terms of this Employment Agreement with Akamai Technologies, Inc. as set forth herein.


                                                By: /s/ Paul Sagan
                                                    ----------------------------
                                                    Name: Paul Sagan
                                                    Date: 8/9/04